                                                                      Exhibit 99

FIVE YEAR FINANCIAL SUMMARY /(1)/
(Dollars in thousands except per share amounts)

                                                                             Years ended March 31,
                                                          2000          1999          1998         1997        1996
-----------------------------------------------------------------------------------------------------------------------------
Operating Results
Total revenues                                         $1,399,585   $1,070,670   $  909,306   $  678,033   $  542,925
Interest expense                                          134,382       94,974       73,776       43,388       26,206
-----------------------------------------------------------------------------------------------------------------------------
Net revenues                                            1,265,203      975,696      835,530      634,645      516,719
Non-interest expenses                                   1,010,765      818,885      707,965      538,847      452,162
-----------------------------------------------------------------------------------------------------------------------------
Earnings before income tax provision                      254,438      156,811      127,565       95,798       64,557
Income tax provision                                      104,025       63,537       52,258       39,020       26,276
-----------------------------------------------------------------------------------------------------------------------------
Net earnings                                           $  150,413   $   93,274   $   75,307   $   56,778   $   38,281
-----------------------------------------------------------------------------------------------------------------------------

Per Common Share Data /(2)/
Earnings per share:
 Basic                                                 $     2.43   $     1.57   $     1.26   $     1.01   $      .77
 Diluted                                                     2.27         1.48         1.19          .93          .67
Weighted average shares outstanding (in thousands):
 Basic                                                     61,868       59,516       59,611       56,318       49,494
 Diluted                                                   65,967       62,836       63,187       61,165       59,965
Dividends declared /(3)/                               $     .305   $     .250   $     .214   $     .191   $     .176
Book value                                                  12.09         9.51         8.48         7.37         5.89
-----------------------------------------------------------------------------------------------------------------------------

Financial Condition
Total assets                                           $4,812,107   $3,500,202   $2,856,389   $1,907,510   $1,326,518
Senior notes                                               99,723       99,676       99,628       99,581       99,534
Notes payable of finance subsidiaries /(4)/               239,268           --           --           --           --
Subordinated liabilities                                       --           --           --           --       68,000
Total stockholders' equity                                770,808      571,969      510,808      435,043      302,233
-----------------------------------------------------------------------------------------------------------------------------

Financial Ratios

Profit margin: /(5)/
 Pre-tax                                                     20.1%        16.1%        15.3%        15.1%        12.5%
 After tax                                                   11.9          9.6          9.0          8.9          7.4
Return on average assets:
 Pre-tax                                                      6.2          5.0          5.3          5.9          6.0
 After tax                                                    3.7          3.0          3.1          3.5          3.5
Return on average stockholders' equity:
 Pre-tax                                                     37.9         29.0         27.1         25.8         23.9
 After tax                                                   22.4         17.2         16.0         15.3         14.2
-----------------------------------------------------------------------------------------------------------------------------

Other Company Data

Total employees                                             4,820        4,350        3,950        3,440        3,200
Financial advisors                                          1,310        1,240        1,160        1,060        1,000
Brokerage offices                                             131          128          115          109          103
-----------------------------------------------------------------------------------------------------------------------------

/(1)/ Restated to reflect all pooling of interests transactions.
/(2)/ Adjusted to reflect all stock splits.
/(3)/ Excluding dividends declared per share of $.60 and $.19 by Perigee, Inc.
      for the years ended 2000 and 1999.
/(4)/ Non-recourse, secured fixed-rate notes of LeggMason Investors finance subsidiaries, the proceeds of which are invested in financial instruments with similar maturities. See Note 2 of Notes to Consolidated Financial Statements.
/(5)/ Calculated based on net revenues.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

Business Description
Legg Mason, Inc. ("Parent") and its wholly owned subsidiaries (collectively, the "Company") are principally engaged in providing asset management, securities brokerage, investment banking and related financial services to individuals, institutions, corporations and municipalities. The Company's profitability is sensitive to a variety of factors including the volume of trading in securities, the volatility and general level of securities prices, and the demand for investment banking and mortgage banking services.

  In fiscal 2000, U.S. equity markets experienced record trading volume and price levels, principally because of continuing economic growth, gains in corporate earnings and modest inflation. As a result, the Company achieved a fifth consecutive year of record net revenues and net earnings, attributable to growth in its asset management and private client businesses. Total assets under management for institutions, Company-sponsored mutual funds and private accounts managed by the Company's subsidiaries were $112 billion (excluding assets of approximately $14 billion managed by Perigee Inc. ("Perigee")) at March 31, 2000, up 26% from $89 billion a year earlier (excluding assets of approximately $13 billion managed by Perigee). Earnings from asset management services tend to be more stable than those from private client and capital markets activities because they are affected less by changes in securities market conditions. Revenues from asset management activities, which are included in both the asset management and private client segments, represented 45% of the Company's net revenues in fiscal 2000.

  The Company's asset management activities and their contribution to operating results have grown significantly through both internal growth and acquisition over the past ten years. Effective May 26, 2000, the Company acquired Perigee, one of Canada's leading institutional investment managers. The acquisition was accounted for as a pooling of interests and therefore, the financial statements have been restated as though the acquisition had been completed at the beginning of each period presented. During this past fiscal year, the Company acquired Berkshire Asset Management, Inc. ("Berkshire") and Johnson Fry Holdings PLC (subsequently renamed LeggMason Investors Holdings PLC ("LeggMason Investors")) and entered into a joint venture with Bingham Dana LLP. During fiscal 1998, the Company acquired Brandywine Asset Management, Inc. ("Brandywine"). Berkshire manages assets of approximately $600 million, LeggMason Investors manages approximately $1.6 billion and Brandywine manages approximately $6.5 billion* for institutional clients and high net worth individuals. See Note 2 of Notes to Consolidated Financial Statements for additional information regarding these acquisitions.

  Net interest income continued to be a stable, growing source of earnings, primarily as a result of significant growth in retail brokerage margin loan and customer credit balances and larger firm investment balances.

  Results of any individual period should not be considered representative of future profitability. Many of the Company's activities have fixed operating costs that do not decline with reduced levels of volume. While the Company attempts to reduce costs, particularly during periods of low volume, it does not, as a general rule, attempt to do so through personnel reductions. Accordingly, sustained periods of unfavorable market conditions may affect profitability adversely.

  The Company operates within four business segments: Asset Management, Private Client, Capital Markets and Other. Operations contained within each business segment and each segment's financial information for the last three fiscal years are summarized below:


Asset Management
(in millions)
                           Years ended March 31,

                           2000    1999    1998
-----------------------------------------------
Net revenues             $377.9  $289.4  $233.2
Pre-tax earnings          129.6    87.3    52.6

  Businesses contained within the Asset Management segment primarily provide asset management services to Company-sponsored mutual funds and management of assets for institutional and individual clients through the Company's asset management subsidiaries.

* At March 31, 2000, excluding assets managed in Legg Mason Funds.

Private Client
(in millions)

                      Years ended March 31,
                    -------------------------
                      2000      1999     1998
---------------------------------------------
Net revenues        $689.5    $520.3   $444.5
Pre-tax earnings     110.8      67.2     53.6

  Private Client distributes a wide range of financial products through its branch distribution network, including equity and fixed-income securities, proprietary and non-affiliated mutual funds and annuities. Net interest profit from customers' margin loan and credit balances is included in this segment.


Capital Markets
(in millions)
                      Years ended March 31,
                    -------------------------
                         2000    1999    1998
---------------------------------------------
Net revenues           $160.6  $130.3  $126.4
Pre-tax earnings          8.9    12.0    20.4

  The Capital Markets segment includes the Company's equity and fixed-income capital markets businesses, including originations, institutional sales and trading. This segment also includes realized and unrealized gains and losses on merchant banking activities and warrants acquired in connection with investment banking activities.

Other
(in millions)
                       Years ended March 31,
                     ------------------------
                         2000    1999    1998
---------------------------------------------
Net revenues            $37.2   $35.7   $31.4
Pre-tax earnings          5.1    (9.7)    1.0

  The Other business segment primarily includes the Company's real estate service business and unallocated corporate revenues and expenses. In 1999, pre-tax earnings included a non-cash deferred compensation expense of $10.4 million related to a change in accounting treatment for a non-qualified deferred compensation stock plan. See Note 13 of Notes to Consolidated Financial Statements.

Results of Operations
The following table sets forth, for the periods indicated, items in the Consolidated Statements of Earnings as percentages of net revenues and the increase (decrease) by item as percentages of the amount for the previous period:


                                                  Percent of Net Revenues         Period to Period Change
                                           --------------------------------------------------------------
                                                  Years ended March 31,             2000       1999
                                                 ----------------------
                                                                                  Compared   Compared
                                          2000          1999         1998         to 1999     to 1998
-----------------------------------------------------------------------------------------------------------------
Revenues
 Investment advisory and related fees     44.5%         42.5%        37.8%           35.9%     31.3%
 Commissions                              28.7          28.7         28.9            30.0      15.7
 Principal transactions                   10.0           9.6         10.4            34.2       8.5
 Investment banking                        5.5           7.8         11.6            (9.5)    (21.6)
 Interest                                 17.6          16.4         15.2            39.0      26.0
 Other                                     4.3           4.7          4.9            19.3      12.6
                                         -----         -----        -----
  Total revenues                         110.6         109.7        108.8            30.7      17.7
 Interest expense                         10.6           9.7          8.8            41.5      28.7
                                         -----         -----        -----

 Net revenues                            100.0         100.0        100.0            29.7      16.8
                                         -----         -----        -----

Non-Interest Expenses
 Compensation and benefits                59.3          60.4         62.2            27.4      13.2
 Occupancy and equipment rental            6.5           6.7          6.9            24.9      13.2
 Communications                            4.3           5.0          5.1            13.5      12.4
 Floor brokerage and clearing fees         0.6           0.7          0.7            17.2      22.2
 Non-cash deferred compensation           (0.1)          1.0           --              NM        NM
 Other                                     9.3          10.1          9.8            18.2      22.0
                                         -----         -----        -----

  Total non-interest expenses             79.9          83.9         84.7            23.4      15.7
                                         -----         -----        -----

Earnings Before Income Tax Provision      20.1          16.1         15.3            62.3      22.9
 Income tax provision                      8.2           6.5          6.3            63.7      21.6
                                         -----         -----        -----
Net Earnings                              11.9%          9.6%         9.0%           61.3%     23.9%
                                         =====         =====        =====

NM-Not meaningful

FISCAL  2000 COMPARED WITH FISCAL 1999

In fiscal 2000, revenues, net earnings and earnings per share reached record levels and were substantially higher than in the prior fiscal year. Net revenues increased 30% to $1.3 billion. Total revenues were $1.4 billion, an increase of 31% from revenues of $1.1 billion in fiscal 1999. Net earnings were $150.4 million, up 61% from net earnings in the prior fiscal year. Basic earnings per share increased 55% to $2.43 from $1.57. Diluted earnings per share increased 53% to $2.27 from $1.48.

  In accordance with Emerging Issues Task Force ("EITF") 97-14, results for fiscal 2000 and fiscal 1999 include a non-cash deferred compensation credit of $1.1 million and a non-cash expense of $10.4 million, respectively, related to a change in accounting treatment for a non-qualified deferred compensation stock plan and related compensation arrangements. See Note 13 of Notes to Consolidated Financial Statements.

Revenues

Investment Advisory and Related Fees
Investment advisory and related fees increased 36% to $563.5 million as a result of growth in assets under management in Company-sponsored mutual funds, fee-based brokerage accounts and fixed-income investment advisory accounts.

Commissions
Commission revenues rose 30% to $362.9 million in fiscal 2000, primarily as a result of increases in listed and over-the-counter securities transactions and increases in sales of non-affiliated mutual funds and annuity products.

Principal Transactions
Revenues from principal transactions increased 34% to $126.3 million, principally as a result of increases in sales and trading revenues from equity and fixed-income securities.

Investment Banking
Investment banking revenues declined 9% to $68.9 million, primarily as a result of a decline in corporate banking advisory fees.

Interest Revenue and Expense
Interest revenue increased 39% to $223 million as a result of increased firm investments, predominantly funds segregated for regulatory purposes, customer margin loan balances and stock borrow balances.

  Interest expense increased 42% to $134.4 million, primarily due to larger interest-bearing customer credit balances and stock loan balances.

  As a result of significantly higher levels of stock borrow and stock loan balances, the Company's net interest margin declined to 39.7% in fiscal 2000 from 40.8% in fiscal 1999.

  The Company's net interest profit increased 35% to $88.6 million in fiscal 2000 from $65.5 million in fiscal 1999.

Other Revenues
Other revenues rose 19% to $55 million, primarily as a result of an unrealized gain on warrants acquired in connection with a private placement for a company which went public in the fourth quarter, a gain on the sale of a merchant banking investment and revenue recorded from capitalizing mortgage servicing assets on loans originated in fiscal 2000 as required by the Financial Accounting Standards Board ("FASB") Statement No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities."

Expenses

Compensation and Benefits
Compensation and benefits increased 27% to $750.3 million as a result of higher sales and incentive compensation on increased revenues and profits and higher fixed compensation costs, primarily attributable to an increase in the number of employees.

  A substantial part of compensation expense fluctuates in proportion to the level of business activity. Other compensation costs, primarily salaries and benefits, are fixed and may not decline with reduced levels of volume. Therefore, profitability may be affected adversely by sustained periods of unfavorable market conditions or slow revenue growth in acquired businesses or new product areas.

Occupancy and Equipment Rental
Occupancy and equipment rental increased 25% to $81.4 million as a result of increased costs of acquired companies, additional and expanded branch office locations and continued investments in technology.

Communications
Communications expense increased 14% to $54.8 million, due to higher business volume, which gave rise to increased costs for quote services, printed materials, postage and telephone usage.

Floor Brokerage and Clearing Fees
Floor brokerage and clearing fees increased 17% to $7.8 million, reflecting higher securities transaction volume.

Non-Cash Deferred Compensation
In fiscal 2000 and fiscal 1999, in accordance with EITF 97-14, the Company recorded a non-cash deferred compensation credit of $1.1 million and a non-cash deferred compensation charge of $10.4 million, respectively, related to a change in accounting treatment for a non-qualified deferred compensation stock plan and related compensation arrangements. See Note 13 of Notes to Consolidated Financial Statements.

Other Expenses
Other expenses increased 18% to $117.4 million. This increase is primarily attributable to the addition of expenses of LeggMason Investors, increased intangible amortization expense related to acquired companies and higher loss, error and litigation charges.

Income Tax Provision
The income tax provision rose 64% to $104.0 million in fiscal 2000 as a result of increased pre-tax earnings. The Company's effective tax rate increased to 40.9% in fiscal 2000 compared with 40.5% in the prior year.

FISCAL 1999 COMPARED WITH FISCAL 1998

In fiscal 1999, revenues, net earnings and earnings per share reached then-record levels and were substantially higher than in the prior fiscal year. Net revenues were $975.7 million, an increase of 17% over the prior year. Total revenues were $1.1 billion, an increase of 18% from revenues of $909.3 million in fiscal 1998. Net earnings were $93.3 million, up 24% from net earnings in the prior fiscal year. Basic earnings per share increased by 25% to $1.57 from $1.26. Diluted earnings per share increased 24% to $1.48 from $1.19.

Revenues

Investment Advisory and Related Fees
Investment advisory and related fees increased 31% to $414.7 million as a result of growth in assets under management in Company-sponsored mutual funds, fixed-income investment advisory accounts and fee-based brokerage accounts.

Commissions
Commission revenues rose 16% to $279.1 million in fiscal 1999, primarily as a result of increases in securities transaction volume.

Principal Transactions
Revenues from principal transactions increased 9% to $94.1 million, principally as a result of increases in fixed-income sales and equity trading operations.

Investment Banking
Investment banking revenues declined 22% to $76.1 million, primarily as a result of decreased public offerings of equity securities, particularly co-managed public offerings of real estate investment trusts.

Interest Revenue and Expense
Interest revenue increased 26% to $160.4 million as a result of increased firm investments, predominantly funds segregated for regulatory purposes, and customer margin loan balances.

  Interest expense incresed 29% to $95.0 million, primarily due to larger interest-bearing customer credit balances.

  As a result of significantly higher levels of interest-bearing customer credit balances, the Company's net interest margin declined to 40.8% in fiscal 1999 from 42.1% in fiscal 1998.

  The Company's net interest profit increased 22% to $65.5 million in fiscal 1999 from $53.6 million in fiscal 1998.

Other Revenues
Other revenues rose 13% to $46.1 million, primarily as a result of proceeds from a key man life insurance policy and an increase in remarketing fees and loan originations at the Company's commercial mortgage banking subsidiaries.

Expenses

Compensation and Benefits
Compensation and benefits increased 13% to $589.0 million as a result of higher sales compensation on increased revenues and higher fixed compensation costs, primarily attributable to an increased number of employees.

Occupancy and Equipment Rental
Occupancy and equipment rental increased 13% to $65.2 million as a result of continued investments in technology, a full year of expenses related to the Company's new corporate headquarters and additional and expanded branch office locations.

Communications
Communications expense increased 12% to $48.3 million, due to higher business volume which gave rise to increased costs for telephone usage, quote services, printed materials and postage.

Floor Brokerage and Clearing Fees
Floor brokerage and clearing fees increased 22% to $6.7 million, reflecting higher securities transaction volume.

Non-Cash Deferred Compensation
In fiscal 1999, in accordance with EITF 97-14, the Company incurred a non-cash deferred compensation charge of $10.4 million related to a change in accounting treatment for a non-qualified deferred compensation stock plan and related compensation arrangements.

Other Expenses
Other expenses increased 22% to $99.4 million, attributable to increased loss, error and litigation charges and higher promotional expenses.

Income Tax Provision
The income tax provision rose 22% to $63.5 million in fiscal 1999 as a result of increased pre-tax earnings. The Company's effective tax rate was 40.5% in fiscal 1999 compared with 41.0% in the prior year.

Liquidity and Capital Resources
The Company's total assets increased to $4.8 billion at March 31, 2000 from $3.5 billion at March 31, 1999 primarily reflecting higher customer receivables and securities borrowed. The Company's assets consist primarily of cash and cash equivalents, collateralized short-term receivables and securities. The collateralized receivables consist primarily of margin loans, securities purchased under agreements to resell and securities borrowed, all of which are secured by U.S. government and agency securities and corporate debt and equity securities. The highly liquid nature of the Company's assets provides the Company with flexibility in financing and managing its business.

  For the year ended March 31, 2000, cash and cash equivalents increased $0.5 million. Cash flows from operating activities provided $172.2 million, primarily attributable to net earnings, adjusted for non-cash charges. Funds provided by operations were the primary source of funds used for investing activities. These investing activities include payments of $87.6 million for the acquisitions of Berkshire, LeggMason Investors and a 50% interest in a joint venture. See Note 2 of Notes to Consolidated Financial Statements for a description of these acquisitions. Other investing activities include $23.3 million in capital expenditures for enhancements in technology, expansion at the Company's headquarters and additional branch offices that opened in fiscal 2000. In addition, an increase in securities purchased under agreements to resell utilized $29.6 million in cash and cash equivalents.

  The primary objective of the Company's capital structure and funding practices is to ensure that the capital base can appropriately support the Company's business strategies as well as the regulatory capital requirements of its subsidiaries and provide needed liquidity at all times.

  The Company emphasizes diversification of funding sources and seeks to minimize exposure to refinancing risk. The Company's assets are funded by payables to customers, securities loaned, bank loans, long-term debt and equity. The Company obtains short-term financing primarily on a secured basis. The secured financing is obtained through the use of securities lending agreements and secured bank loans, which are primarily collateralized by U.S. government and agency securities and corporate debt and equity securities. Short-term funding is generally obtained at rates related to federal funds, LIBOR and money market rates. The Company maintains uncommitted credit facilities from several banks and financial institutions. Uncommitted facilities consist of credit lines that the Company has been advised are available but for which no contractual lending obligations exist.

  During the quarter ended June 30, 2000, the Company arranged a new three-year, committed, unsecured $100 million credit facility, which replaced a similar $50 million facility which expired in June. The facility has restrictive covenants that require the Company, among other things, to maintain specified levels of net worth and debt-to-equity ratios. The Company intends to use the facility for general corporate purposes including the expansion and diversification of its business. There were no borrowings outstanding under the current facility at June 30, 2000, or under the prior facility at March 31, 2000.

  The Company has outstanding $100 million of senior notes due February 15, 2006, which bear interest at 6.5%. The notes were originally issued at a discount to yield 6.57%. At March 31, 2000, the Company had $50 million available for the issuance of additional debt or convertible debt securities pursuant to a shelf registration statement. The Company expects a $450 million shelf registration statement filed with the Securities and Exchange Commission for the issuance of debt or convertible debt securities to become effective in fiscal 2001. The shelf filings permit the Company to register securities in advance and then sell them when financing needs arise or market conditions are favorable. The Company intends to use the shelf for general corporate purposes including the expansion and diversification of its asset management and private client businesses. As described in Note 2B of Notes to Consolidated Financial Statements, the Company has completed the acquisition of Perigee Inc., a Canadian money manager. Under the terms of the agreement, the Company issued approximately 5.2 million exchangeable shares which are the economic equivalent of, and have the same voting, dividend and other rights of the Company's common shares.

  The Company's broker-dealer subsidiaries are subject to the requirements of the Securities and Exchange Commission's Uniform Net Capital Rule, which is designed to measure the general financial soundness and liquidity of broker-dealers. At March 31, 2000, the brokerage subsidiaries had aggregate net capital of $262.7 million, which exceeded minimum net capital requirements by $233.0 million. The amount of the broker-dealers' net assets that may be distributed is subject to restrictions under applicable net capital rules.

  The Company's overall capital and funding needs are continually reviewed to ensure that its capital base can support the estimated needs of its businesses. The Company continues to explore potential acquisition opportunities as a means of expanding its businesses. Such opportunities may involve acquisitions that are material in size and may require the raising of additional capital.

Risk Management
Risk is an inherent part of the Company's business and activities. The extent to which the Company properly and effectively identifies, assesses, monitors and manages each of the various types of risk involved in its activities is critical to its soundness and profitability. The Company seeks to identify, assess, monitor and manage the following principal risks involved in the Company's business activities: funding, market, credit, operational and legal.

  Risk management at the Company is a multi-faceted process that requires communication, judgment and knowledge of financial products and markets. The Company's senior management takes an active role in the risk management process and requires specific administrative and business functions to assist in the identification, assessment and control of various risks. The Company's risk management policies, procedures and methodologies are evolutionary in nature and are subject to ongoing review and modification. Funding risk is discussed in the "Liquidity and Capital Resources" section of "Management's Discussion and Analysis of Results of Operations and Financial Condition."

Market Risk
The potential for changes in the value of the Company's financial instruments owned is referred to as "market risk." The Company's market risk generally represents the risk of loss that may result from a change in the value of a financial instrument as a result of fluctuations in interest rates, credit spreads, equity prices and the correlation among them, along with the level of volatility. Interest rate risks result primarily from exposure to changes in the yield curve, the volatility of interest rates, mortgage prepayments and credit spreads. Equity price risks result from exposure to changes in prices and volatilities of individual equities, equity baskets and equity indices.

  The Company makes dealer markets in equity and debt securities. As such, to facilitate customer order flow, the Company may be required to own equity and debt securities in its trading and inventory accounts. The Company hedges its exposure to market risk by managing its net long or short position. For example, the Company may hedge a municipal portfolio by taking an offsetting position in a related futures contract. Position limits in trading and inventory accounts are established and monitored on an ongoing basis. Each day, consolidated position and exposure reports are prepared and distributed to various levels of Company management, which enable management to monitor inventory levels and results of the trading groups. The Company also monitors inventory aging, pricing, concentration and securities ratings.

  In accordance with the Securities and Exchange Commission's risk disclosure requirements, the following table categorizes the Company's market risk sensitive financial instruments.

Financial Instruments with Market Risk at March 31, 2000

                                                                  Years to Maturity
                                                                  -----------------
                                                   1 or less   1 to 5   5 to 10  Over 10     Total
---------------------------------------------------------------------------------------------------------
Fair Value
 U.S. government and agencies                     $ 94,859   $(5,364)  $(4,649)  $ 6,617   $ 91,463
 Corporate debt                                      1,888     3,111     8,454     2,481     15,934
 State and municipal bonds                          17,880     9,847     6,745    20,912     55,384
---------------------------------------------------------------------------------------------------------
  Total debt securities                            114,627     7,594    10,550    30,010    162,781
 Equity & other securities                              --        --        --    20,482     20,482
---------------------------------------------------------------------------------------------------------
  Total                                           $114,627   $ 7,594   $10,550   $50,492   $183,263
---------------------------------------------------------------------------------------------------------

Weighted Average Yield
  U.S. government and agencies                        5.34%     5.41%     6.25%     7.05%
  Corporate Debt                                      5.93      6.85      7.08      7.79
  State and municipal bonds                           4.62      4.61      4.92      5.15
---------------------------------------------------------------------------------------------------------

  The table includes net long and short fair values, which is consistent with the way risk exposure is managed. See Notes 4 and 5 of Notes to Consolidated Financial Statements for the related gross long and short fair values of financial instruments owned and investments. The table also includes $90.3 million in treasury securities segregated for regulatory purposes.

  The purpose of the LeggMason Investors finance subsidiaries (see Note 2A of Notes to Consolidated Financial Statements) is to raise funds by issuing secured fixed-rate loan securities and to use the proceeds to invest in a portfolio of bonds issued by various financial institutions which are not generally available to the public in tranches small enough for the retail investor. The $241.6 million in Investments of finance subsidiaries and the $239.3 million in Notes payable of finance subsidiaries are directly related and have offsetting risk characteristics and do not represent a material market risk to the Company. Additionally, claims of the note holders are limited to the assets of the finance subsidiaries, which limits the Company's exposure to default risk on the investments.

  In addition to the financial instruments included in the table, the Company has $100 million senior notes payable that mature in 2006 and bear a fixed coupon of 6.5%. The notes were issued at a discount to yield 6.57%.

 Exposure to foreign currency and commodity market risk is not material.

Credit Risk
Credit risk represents the loss that the Company would incur if a counterparty or issuer of securities or other instruments held by the Company fails to perform its contractual obligations to the Company. Credit risk related to various investing and financing activities is reduced by the industry practice of obtaining and maintaining collateral.

  Credit exposure associated with the Company's private client business consists primarily of customer margin accounts, which are monitored daily. The Company monitors exposure to industry sectors and individual securities and performs sensitivity analysis on a regular basis in connection with its margin lending activities. The Company adjusts its margin requirements if it believes its risk exposure is not appropriate based on market conditions.

Operational Risk
Operational risk refers generally to the risk of loss resulting from the Company's operations, including, but not limited to, improper or unauthorized execution and processing of transactions, deficiencies in the Company's operating systems and inadequacies or breaches in the Company's control process. The Company operates different businesses in diverse markets and is reliant on the ability of its employees and systems to process high numbers of transactions. In the event of a breakdown or improper operation of systems or improper action by employees, the Company could suffer financial loss, regulatory sanctions and damage to its reputation. In order to mitigate and control operational risk, the Company has developed and continues to enhance specific policies and procedures that are designed to identify and manage operational risk at appropriate levels. For example, the Company has procedures that require that all transactions are accurately recorded and properly reflected in the Company's books and records and are confirmed on a timely basis; that position valuations are subject to periodic independent review procedures and that collateral and adequate documentation are obtained from counterparties in appropriate circumstances. Disaster recovery plans exist for critical systems, and redundancies are built into the systems as deemed appropriate. The Company also uses periodic self-assessments and internal audit reviews as a further check on operational risk.

Legal Risk
Legal risk includes the risk of non-compliance with applicable legal and regulatory requirements. The Company is generally subject to extensive regulation in the different jurisdictions in which it conducts its business. The Company has various procedures addressing issues, such as regulatory capital requirements, sales and trading practices, use of and safekeeping of customer funds, credit granting, collection activities, money-laundering and record keeping.

Effects of Inflation
The Company's assets are not significantly affected by inflation because they are primarily monetary, consisting of cash, securities purchased under agreements to resell, securities and receivables. However, the rate of inflation affects various expenses, including employee compensation, occupancy and communications, which may not be readily recoverable in charges for services provided by the Company.

Recent Accounting Developments
In June 1998, the FASB issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities." Statement No. 133 establishes standards for accounting and reporting for derivative instruments and hedging activities. In June 1999, the FASB issued Statement No. 137, "Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of FASB Statement No. 133" which delayed the effective date for all fiscal quarters for fiscal years beginning after June 15, 2000. The impact of adopting Statement No. 133 is not expected to be material to the Company's consolidated financial statements.

Year 2000 Processing Issue
During fiscal 2000, the Company spent approximately $1.9 million to ensure that its internal information and non-information technology systems and service providers' systems were prepared to process in the Year 2000. The total cost of Year 2000-related planning, testing and upgrades or replacements of hardware and software was approximately $3.5 million. The Company experienced no significant disruptions to its internal systems because of the change in year from 1999 to 2000.

Forward-Looking Statements
Information or statements provided by or on behalf of the Company from time to time, including those within this Fiscal 2000 Annual Report, may contain certain "forward-looking information," including information relating to anticipated growth in revenues or earnings per share, anticipated changes in its businesses or in the amount of client assets under management, anticipated expense levels and expectations regarding financial market conditions. The Company cautions readers that any forward-looking information provided by or on behalf of the Company is not a guarantee of future performance. Actual results may differ materially from those in forward-looking information as a result of various factors, including but not limited to those discussed below. Further, such forward-looking statements speak only as of the date on which such statements are made, and the Company undertakes no obligations to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events.

  The Company's future revenues may fluctuate due to numerous factors, such as: the volume of trading in securities; the volatility and general level of market prices; the total value and composition of assets under management; the relative investment performance of Company-sponsored mutual funds compared with competing offerings and market indices; sentiment and investor confidence; the ability of the Company to maintain investment management and administrative fees at current levels; competitive conditions in each of the Company's business segments; the demand for investment banking and mortgage banking services; and the effects of acquisitions.

  The Company's future operating results are also dependent upon the level of operating expenses, which are subject to fluctuation for the following or other reasons: variations in the level of compensation expense incurred by the Company as a result of changes in the number of total employees, competitive factors, or other reasons; variations in expenses and capital costs, including depreciation, amortization and other non-cash charges incurred by the Company to maintain its administrative infrastructure; unanticipated costs that may be incurred by the Company from time to time to protect client goodwill or in connection with litigation; and the effects of acquisitions.

  The Company's business is also subject to substantial governmental regulation, and changes in legal, regulatory, accounting, tax and compliance requirements may have a substantial effect on the Company's business and results of operations.

CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars in thousands except per share amounts)

                                                                              Years ended March 31,
                                                                        2000         1999         1998
--------------------------------------------------------------------------------------------------------------
Revenues
 Investment advisory and related fees                               $  563,463   $  414,732  $  315,789
 Commissions                                                           362,887      279,136     241,284
 Principal transactions                                                126,267       94,105      86,748
 Investment banking                                                     68,905       76,118      97,138
 Interest                                                              223,030      160,433     127,370
 Other                                                                  55,033       46,146      40,977
--------------------------------------------------------------------------------------------------------------
  Total revenues                                                     1,399,585    1,070,670     909,306

Interest expense                                                       134,382       94,974      73,776
--------------------------------------------------------------------------------------------------------------

 Net revenues                                                        1,265,203      975,696     835,530
--------------------------------------------------------------------------------------------------------------

Non-Interest Expenses
 Compensation and benefits                                             750,348      588,993     520,454
 Occupancy and equipment rental                                         81,415       65,189      57,597
 Communications                                                         54,788       48,289      42,953
 Floor brokerage and clearing fees                                       7,828        6,677       5,464
 Non-cash deferred compensation                                         (1,063)      10,352          --
 Other                                                                 117,449       99,385      81,497
--------------------------------------------------------------------------------------------------------------

  Total non-interest expenses                                        1,010,765      818,885     707,965
--------------------------------------------------------------------------------------------------------------
Earnings Before Income Tax Provision                                   254,438      156,811     127,565

Income tax provision                                                   104,025       63,537      52,258
--------------------------------------------------------------------------------------------------------------

Net Earnings                                                        $  150,413   $   93,274  $   75,307
--------------------------------------------------------------------------------------------------------------

Earnings per Common Share
 Basic                                                                   $2.43        $1.57       $1.26
 Diluted                                                                  2.27         1.48        1.19
--------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands)

                                                                                           March 31,
                                                                                     2000            1999
------------------------------------------------------------------------------------------------------------------
Assets
 Cash and cash equivalents                                                       $  213,203      $  212,725
 Cash and securities segregated for regulatory purposes                           1,419,021       1,374,255
 Securities purchased under agreements to resell                                    170,643         141,016
 Receivables:
    Customers                                                                     1,386,676         886,502
    Brokers, dealers and clearing organizations                                     163,263         111,526
    Others                                                                          109,846          81,665
 Securities borrowed                                                                671,252         308,719
 Financial instruments owned, at fair value                                         102,907         143,998
 Investment securities, at fair value                                                17,765          17,230
 Investments of finance subsidiaries                                                241,639              --
 Equipment and leasehold improvements, net                                           61,243          56,584
 Intangible assets, net                                                             145,142          70,981
 Other                                                                              109,507          95,001
------------------------------------------------------------------------------------------------------------------

                                                                                 $4,812,107      $3,500,202
==================================================================================================================

Liabilities and Stockholders' Equity
 Liabilities
  Payables:
    Customers                                                                    $2,633,542      $2,170,588
    Brokers and dealers                                                              15,245          10,430
  Securities loaned                                                                 688,331         311,818
  Short-term borrowings                                                              23,290          49,262
  Financial instruments sold, but not yet purchased, at fair value                   27,713          11,822
  Accrued compensation                                                              147,188         117,989
  Deferred compensation trust                                                            --          48,986
  Other                                                                             166,999         107,662
  Notes payable of finance subsidiaries                                             239,268              --
  Senior notes                                                                       99,723          99,676
------------------------------------------------------------------------------------------------------------------

                                                                                  4,041,299       2,928,233
------------------------------------------------------------------------------------------------------------------
 Commitments and Contingencies (Note 8)
------------------------------------------------------------------------------------------------------------------
Stockholders' Equity
   Common stock, par value $.10; authorized 100,000,000 shares;
   issued 58,599,058 shares in 2000 and 56,376,253 shares in 1999                    5,860        5,638
   Exchangeable shares, no par value; authorized an unlimited
   number of shares; issued 5,179,861 shares                                        19,527       19,527
   Additional paid-in capital                                                      271,687      215,387
   Deferred compensation and employee note receivable                              (19,003)      (5,362)
   Employee stock trust                                                            (50,699)     (18,475)
   Deferred compensation employee stock trust                                       50,699      (11,470)
   Retained earnings                                                               493,696      368,804
   Accumulated other comprehensive loss, net                                          (959)      (2,080)
------------------------------------------------------------------------------------------------------------------

                                                                                   770,808      571,969

------------------------------------------------------------------------------------------------------------------

                                                                                $4,812,107   $3,500,202
==================================================================================================================

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
(Dollars in thousands except share amounts)

                                                                                                Deferred
                                                                                                Compensation
                                                                                  Additional    and               Employee
                                     Common Stock         Exchangeable Shares     Paid-in       Employee Note     Stock
                                     ------------         -------------------
                                Shares       Amount       Shares      Amount      Capital       Receivable        Trust
--------------------------------------------------------------------------------------------------------------------------
Balance at March 31, 1997      20,845,592   $  2,085     5,179,861   $ 12,426     $194,044      $     --        $     --
--------------------------------------------------------------------------------------------------------------------------
Common stock issued for:
 Stock option exercises           463,298         46            --         --        6,355            --              --
 Deferred compensation
  trust                            60,763          6            --         --        3,370            --              --
4-for-3 stock split             6,155,227        616            --         --         (636)           --              --
Dividends declared                     --         --            --         --           --            --              --
Adjustment to conform
 fiscal year of pooled
 entity                                --         --            --         --           --            --              --
Adjustments of pooled
 entity                                --         --            --         --           --            --              --
Comprehensive income:
  Net earnings                         --         --            --         --           --            --              --
  Unrealized holding gain
    on investment
    securities
    (net of taxes of
    ($402))                            --         --            --         --           --            --              --
  Reclassification
   adjustment for gains
   included in net income              --         --            --         --           --            --              --
  Foreign currency
   translation                         --         --            --         --           --            --              --
Comprehensive income                   --         --            --         --           --            --              --
--------------------------------------------------------------------------------------------------------------------------

Balance at March 31, 1998      27,524,880   $  2,753     5,179,861   $ 12,426     $203,133      $     --        $     --
--------------------------------------------------------------------------------------------------------------------------
Common stock issued for:
 Stock option exercises           703,382         70            --         --        3,368            --              --
 Deferred compensation
  trust                           105,651         11            --         --        5,131            --         (17,550)
 Deferred compensation            234,439         23            --         --        6,536        (5,362)           (925)
2-for-1 stock split            27,807,901      2,781            --         --       (2,781)           --              --
Dividends declared                     --         --            --         --           --            --              --
Adjustment for business
 combination                           --         --            --      7,101           --            --              --
Comprehensive income:
  Net earnings                         --         --            --         --           --            --              --
  Unrealized holding gain
    on investment securities
    (net of taxes of ($671))           --         --            --         --           --            --              --

  Foreign currency
   translation                         --         --            --         --           --            --              --
Comprehensive income                   --         --            --         --           --            --              --

                                Deferred
                                Compensation                Accumulated
                                Employee                    Other                Total
                                Stock          Retained     Comprehensive        Stockholders'
                                Trust          Earnings     Income (Loss), net   Equity
-----------------------------------------------------------------------------------------------
Balance at March 31, 1997      $           --    $226,263        $   225         $435,043
-----------------------------------------------------------------------------------------------
Common stock issued for:
 Stock option exercises                    --          --             --            6,401
 Deferred compensation
  trust                                    --          --             --            3,376
4-for-3 stock split                        --          --             --              (20)
Dividends declared                         --     (10,847)            --          (10,847)
Adjustment to conform
 fiscal year of pooled
 entity                                    --         920             --              920
Adjustments of pooled
 entity                                    --         392             --              392
Comprehensive income:
  Net earnings                             --      75,307             --
  Unrealized holding gain
    on investment
    securities
    (net of taxes of
    ($402))                                --          --            854
  Reclassification
   adjustment
    for gains included in
    net income                             --          --           (141)
  Foreign currency
   translation                             --          --           (477)
Comprehensive income                       --          --             --           75,543
-----------------------------------------------------------------------------------------------

Balance at March 31, 1998     $            --    $292,035        $   461         $510,808
-----------------------------------------------------------------------------------------------
Common stock issued for:
 Stock option exercises                    --          --             --            3,438
 Deferred compensation
  trust                               (11,470)         --             --          (23,878)
 Deferred compensation                     --          --             --              272
2-for-1 stock split                        --          --             --               --
Dividends declared                         --     (16,505)            --          (16,505)
Adjustment for business
 combination                               --          --             --            7,101
Comprehensive income:
  Net earnings                             --      93,274             --
  Unrealized holding gain
    on investment
     securities
    (net of taxes of
     ($671))                               --          --         (1,119)
  Foreign currency
   translation                             --          --         (1,422)
Comprehensive income                       --          --             --           90,733
-----------------------------------------------------------------------------------------------

                                                                                     Deferred                 Deferred
                                                                                     Compensation             Compensation
                                 Common Stock     Exchangeable Shares    Additional  and            Employee  Employee
                                 ------------     -------------------    Paid-in     Employee Note  Stock     Stock       Retained
                                Shares    Amount   Shares     Amount     Capital     Receivable     Trust     Trust       Earnings
------------------------------------------------------------------------------------------------------------------------------------
Balance at March 31, 1999      56,376,253 $5,638  5,179,861  $ 19,527   $ 215,387    $ (5,362)      $(18,475) $(11,470)   $368,804
------------------------------------------------------------------------------------------------------------------------------------
Common stock issued for:
 Stock option exercises         1,300,757    130         --        --      17,440          --             --        --          --
 Deferred compensation trust      208,506     21         --        --      13,411          --         (7,239)   37,700          --
 Deferred compensation            713,542     71         --        --      25,449     (13,641)       (24,985)   24,469          --
Dividends declared                     --     --         --        --          --          --             --        --      (25,521)
Comprehensive income:
  Net earnings                         --     --         --        --          --          --             --        --      150,413
  Unrealized holding gain
    on investment securities
    (net of taxes of ($152))           --     --         --        --          --          --             --        --           --
  Reclassification adjustment
    for gains included in
    net income                         --     --         --        --          --          --             --        --           --
  Foreign currency translation         --     --         --        --          --          --             --        --           --
Comprehensive income                   --     --         --        --          --          --             --        --           --
------------------------------------------------------------------------------------------------------------------------------------
Balance at March 31, 2000      58,599,058 $5,860  5,179,861 $  19,527   $ 271,687    $(19,003)      $(50,699) $ 50,699     $493,696
====================================================================================================================================
                                  Acumulated
                                  Other                Total
                                  Comprehensive        Stockholders'
                                  Income(Loss), net    Equity
------------------------------------------------------------------------
Balance at March 31, 1999           $(2,080)          $571,969
------------------------------------------------------------------------
Common stock issued for:
 Stock option exercises                  --             17,570
 Deferred compensation trust             --             43,893
 Deferred compensation                   --             11,363
Dividends declared                       --            (25,521)
Comprehensive income:
  Net earnings                           --
  Unrealized holding gain
    on investment securities
    (net of taxes of ($152))            714
  Reclassification adjustment
    for gains included in
    net income                           42
  Foreign currency translation          365
Comprehensive income                     --            151,534
--------------------------------------------------------------
Balance at March 31, 2000           $  (959)          $770,808
==============================================================

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)


                                                                                                Years ended March 31,
                                                                                        2000           1999            1998
--------------------------------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities:
 Net earnings                                                                       $ 150,413      $  93,274        $ 75,307
   Non-cash items included in earnings:
     Depreciation and amortization                                                     30,821         22,675          23,108
     Deferred compensation                                                              6,131         17,812           3,394
     Adjustments of pooled entity                                                          --             --           1,058
   Adjustment to conform fiscal year of pooled entity                                      --             --             920
   Deferred income taxes                                                               (5,207)        (6,296)         (7,712)
 (Increase) decrease in assets excluding acquisitions:
   Cash and securities segregated for regulatory purposes                             (44,766)      (452,649)       (479,301)
   Receivables from customers                                                        (500,174)      (205,667)       (169,296)
   Other receivables                                                                  (79,518)       (68,956)        (36,708)
   Securities borrowed                                                               (362,533)       139,734        (184,841)
   Financial instruments owned                                                         41,091        (62,541)         (2,595)
   Other                                                                                4,585        (23,996)          9,522
 Increase (decrease) in liabilities excluding acquisitions:
   Payable to customers                                                               462,954        607,591         602,351
   Payable to brokers and dealers                                                       4,815          5,146          (1,828)
   Securities loaned                                                                  376,513       (141,212)        202,226
   Financial instruments sold, but not yet purchased                                   15,891         (2,310)          1,625
   Accrued compensation                                                                34,630         12,788          40,665
   Deferred compensation trust                                                             --          1,028              --
   Other                                                                               36,505          3,738          24,665
--------------------------------------------------------------------------------------------------------------------------------
Cash Provided by (Used for) Operating Activities                                      172,151        (59,841)        102,560
--------------------------------------------------------------------------------------------------------------------------------
Cash Flows from Investing Activities:
 Payments for:
   Equipment and leasehold improvements                                               (23,297)       (19,456)        (31,997)
   Intangible assets                                                                   (2,780)          (655)         (5,587)
   Acquisitions, net of cash acquired                                                 (87,637)            --              --
 Net (increase) decrease in securities purchased under agreements to resell           (29,627)        34,607         (42,823)
 Purchases of investment securities                                                   (52,384)       (36,677)       (149,745)
 Proceeds from sales and maturities of investment securities                           54,104         51,395         187,256
--------------------------------------------------------------------------------------------------------------------------------
Cash Provided by (Used for) Investing Activities                                     (141,621)        29,214         (42,896)
--------------------------------------------------------------------------------------------------------------------------------
Cash Flows from Financing Activities:
 Net increase (decrease) in short-term borrowings                                     (25,972)        35,382             (20)
 Repayment of notes payable of finance subsidiaries                                      (678)            --              --
 Issuance of common stock                                                              20,780         10,995           9,777
 Dividends paid                                                                       (24,509)       (15,860)        (10,197)
--------------------------------------------------------------------------------------------------------------------------------
Cash Provided by (Used for) Financing Activities                                      (30,379)        30,517            (440)
--------------------------------------------------------------------------------------------------------------------------------
Effect of Exchange Rate Changes on Cash                                                   327           (229)           (187)
Net Increase (Decrease) in Cash and Cash Equivalents                                      478           (339)         59,037
--------------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at Beginning of Year                                        212,725        213,064         154,027
Cash and Cash Equivalents at End of Year                                            $ 213,203      $ 212,725        $213,064
================================================================================================================================

Supplementary Disclosure
Cash paid for:
 Income taxes                                                                       $  97,280      $  70,487        $ 56,046
 Interest                                                                             127,224         94,673          73,475

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands except share amounts)


1. Summary of Significant Accounting Policies

Basis of Presentation
Legg Mason, Inc. ("Parent") and its wholly owned subsidiaries (collectively, the "Company") are principally engaged in providing asset management, securities brokerage, investment banking and related financial services to individuals, institutions, corporations and municipalities.

  The consolidated financial statements include the accounts of the Parent and its wholly owned subsidiaries. All material intercompany balances and transactions have been eliminated. Where appropriate, prior years' financial statements have been reclassified to conform to the current year presentation.

  The consolidated financial statements are prepared in accordance with generally accepted accounting principles which require management to make assumptions and estimates that affect the amounts reported in the financial statements and accompanying notes. Actual amounts could differ from those estimates.

Cash and Cash Equivalents
Cash equivalents are highly liquid investments with original maturities of 90 days or less, other than those held for sale in the ordinary course of business.

Securities Purchased Under Agreements to Resell
The Company invests in short-term securities purchased under agreements to resell collateralized by U.S. government and agency securities. Securities purchased under agreements to resell are accounted for as collateralized financings. It is the policy of the Company to obtain possession of collateral with a fair value in excess of the principal amount loaned. Collateral is valued daily, and the Company may require counterparties to deposit additional collateral when appropriate. Securities purchased under agreements to resell are carried at the amounts at which the securities will be subsequently resold as specified in the respective agreements, plus accrued interest.

Securities Transactions
Customer securities transactions are recorded on a settlement date basis, with related commission revenues and expenses recorded on a trade date basis.

Financial Instruments Owned
Financial instruments used in the Company's trading activities are recorded on a trade date basis and carried at fair value with unrealized gains and losses reflected in earnings. The fair values are generally based on listed market prices or dealer price quotations for similar instruments.

Equity securities purchased or received in connection with private equity and other activities are carried at their original cost. The carrying value of such equity securities is marked to market when changes in underlying fair values are readily ascertainable, generally as evidenced by listed market prices or transactions which directly affect the value of such equity securities. Downward adjustments relating to such equity securities are made in the event that the Company determines that the eventual net realizable value is less than the quoted value.

Securities Lending
Securities borrowed and loaned are accounted for as collateralized financings and recorded at the amount of cash collateral advanced or received. Securities borrowed transactions require the Company to deposit cash or other collateral with the lender. The Company generally receives collateral in the form of cash for securities loaned. The fee received or paid by the Company is recorded as interest revenue or expense. The Company monitors the fair value of securities borrowed and loaned on a daily basis, with additional collateral obtained or refunded, as necessary.

Investments
The Company holds debt and equity investments which are classified as available-for-sale and held-to-maturity. Debt and equity securities classified as available-for-sale are reported at fair value and resulting unrealized gains and losses are reflected in stockholders' equity and comprehensive income.

  Debt securities held by the Company's finance subsidiaries, for which there is positive intent and ability to hold to maturity, are classified as held-to-maturity. These investments are recorded at amortized cost and amortization of discount or premium is included in current period earnings.

Depreciation and Amortization
Equipment and leasehold improvements are reported at cost, net of accumulated depreciation and amortization of $67,151 and $60,115 at March 31, 2000 and 1999, respectively.

  Depreciation and amortization are determined by use of the straight-line method over the estimated useful life of the asset or the remaining life of the lease. Maintenance and repair costs are expensed as incurred.

Intangible Assets
Intangible assets consist principally of goodwill and asset management and mortgage servicing contracts attributable to business combinations and are reported at cost net of accumulated amortization. The Company capitalizes costs incurred in acquiring mortgage servicing rights through loan origination activities in accordance with Statement of Financial Accounting Standards ("SFAS") No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". Intangibles are amortized using straight-line and accelerated methods principally over periods not exceeding twenty years. Accumulated amortization at March 31, 2000 and 1999 was $52,005 and $46,052 respectively.

  The Company periodically reviews its accounting for goodwill and other intangible assets, considering such factors as historical profitability and projected operating cash flows, to determine that the assets are realizable and that the amortization periods are appropriate.

Fair Value of Financial Instruments
At March 31, 2000 and 1999, substantially all financial instruments are carried at fair value or amounts which approximate fair value. The fair value of the senior notes, estimated using current market prices, was $93,150 and $100,837 at March 31, 2000 and 1999, respectively.

Translation of Foreign Currencies
Assets and liabilities of foreign subsidiaries that are denominated in non-U.S. dollar functional currencies are translated at exchange rates at the statement of financial condition date. Revenues and expenses are translated at average exchange rates during the year. The gains or losses resulting from translating foreign currency financial statements are reported in stockholders' equity and comprehensive income. Gains or losses resulting from foreign currency transactions are included in earnings.

Investment Advisory and Related Fees
The Company earns investment advisory fees on assets in accounts managed by its subsidiaries, distribution fees on assets in Company-sponsored mutual funds and asset-based fees on various types of single-fee brokerage accounts. In addition, the Company earns fees for performing certain administrative services for its funds. Revenues from investment advisory and related activities are recognized over the period in which services are performed.

Stock-Based Compensation
The Company accounts for stock-based compensation in accordance with Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees" as permitted by SFAS No. 123, "Accounting for Stock-Based Compensation." The Company's stock-based compensation plans include stock options, restricted awards, stock bonus awards, stock purchase plans and deferred compensation payable in stock.

  In accordance with APB No. 25, compensation expense is not recognized for stock options that have no intrinsic value on the date of grant. The pro forma effects of SFAS No. 123 on net income and earnings per share are presented in
Note 12.

Earnings Per Share
Basic earnings per common share ("EPS") is calculated by dividing net earnings by the weighted-average number of common shares and exchangeable shares outstanding. Diluted EPS is similar to basic EPS, but adjusts for the effect of potential common shares.

 The following table presents the computations of basic and diluted EPS:

                                                                              Years ended March 31,

(shares in thousands)                                               2000               1999           1998
------------------------------------------------------------------------------------------------------------------
Weighted-average shares outstanding                                61,868             59,516         59,611

Potential shares:
  Employee stock options                                            3,794              3,272          3,528
  Shares related to deferred compensation                             257                 --             --
  Shares issuable upon conversion of debentures                        48                 48             48
------------------------------------------------------------------------------------------------------------------

Total weighted-average
     diluted shares                                                65,967             62,836         63,187
------------------------------------------------------------------------------------------------------------------

Net earnings                                                     $150,413            $93,274        $75,307

Adjustment related to deferred compensation, net of tax              (638)                --             --
Interest expense on convertible debentures, net of tax                 18                 18             18
------------------------------------------------------------------------------------------------------------------

Net earnings applicable to diluted shares                        $149,793            $93,292        $75,325
------------------------------------------------------------------------------------------------------------------

Basic EPS                                                        $   2.43            $  1.57        $  1.26
Diluted EPS                                                          2.27               1.48           1.19
------------------------------------------------------------------------------------------------------------------

At March 31, 2000 and 1999, options to purchase 57,000 and 2,718,200 shares, respectively, were not included in the computation of diluted earnings per share because the options' exercise prices were greater than the average price of the common shares for the period. In addition, at March 31, 2000 and 1999, 69,405 and 1,423,619 shares, respectively, held in an employee stock trust were antidilutive and therefore excluded from the computation of diluted earnings per share.

2. Business Combinations

A. In December 1999, the Company completed the acquisition of Johnson Fry Holdings PLC (subsequently renamed LeggMason Investors Holdings PLC ("LeggMason Investors")), a London-based retail fund management company.

        The acquisition was accounted for as a purchase. Accordingly, the net assets and results of operations are included in the Company's consolidated financial statements from the date of acquisition. The total purchase price was approximately $72,000, including $67,000 of cash and $5,000 in liabilities. The excess of the purchase price over the tangible net assets acquired of $63,978 is being amortized on a straight-line basis over 20 years.

        LeggMason Investors has two wholly owned finance subsidiaries. The purpose of the finance companies is to raise funds by issuing secured fixed-rate loan securities, with a minimum maturity of five years, and to use the proceeds to invest in a portfolio of bonds issued by various financial institutions which are not generally available to the public in tranches small enough for the retail investor. See Notes 5 and 7.

        On September 30, 1999, the Company entered into a joint venture with Bingham Dana LLP, a Boston-based law firm, to acquire a 50% interest in its trust administration business for $10,000. The investment in this joint venture is being accounted for under the equity method.

        On September 2, 1999, the Company acquired the assets of Berkshire Asset Management, Inc. ("Berkshire") for $18,000. Berkshire provides investment management services for predominantly domestic equity and fixed-income accounts for high net worth individuals and institutions. The acquisition was accounted for as a purchase. Accordingly, the net assets and results of operations are included in the Company's consolidated financial statements from the date of acquisition. The excess of the purchase price over the tangible net assets acquired of $17,745 is being amortized on a straight-line basis over 12 years.

     The following unaudited pro forma consolidated results are presented as though the acquisitions of LeggMason Investors and Berkshire had occurred as of the beginning of each period presented, adjusted for amortization of the excess of cost over the net tangible assets acquired.


                                   Years ended March 31,
                                    2000          1999
  ---------------------------------------------------------
  Net revenues                  $1,282,896    $1,008,901
  Net earnings                     138,445        87,380

  Earnings per common share:
         Basic                  $     2.24    $     1.47
         Diluted                      2.09          1.39
  ---------------------------------------------------------

    The Company acquired Brandywine Asset Management, Inc. ("Brandywine") in January 1998. Brandywine provides investment management services for institutions and high net worth individuals.
    The Company issued 5,148,312 shares of its common stock to acquire Brandywine in a transaction accounted for as a pooling of interests. Accordingly, all years presented include the results of Brandywine. In order to conform to the Company's fiscal year, Brandywine's operating profit of $920 for the quarter ended March 31, 1997 was reflected as an adjustment to retained earnings. The acquisition was not material to the Company's financial statements.

B. On May 26, 2000 the Company completed the acquisition of Perigee Inc. ("Perigee"), one of Canada's leading institutional investment managers. Under the terms of the agreement, each outstanding share of Perigee was exchanged for 0.387 of an exchangeable share of Legg Mason Canada Holdings, a subsidiary of the Company. Holders of exchangeable shares have dividend, voting, and other rights equivalent to those of common stockholders. These exchangeable shares are the economic equivalent of common shares of the Company and may be exchanged for those shares on a one-for-one basis at any time. The Company issued approximately 5.2 million exchangeable shares in this transaction. The acquisition was accounted for as a pooling of interests and, accordingly, all prior period consolidated financial statements have been restated to include the combined results of operations, financial position and cash flows of Perigee.

    Adjustments were made to conform accounting practices of Perigee to accounting principles generally accepted in the United States with respect to business combinations which occurred in 1996 and 1998. The result of the adjustments was to establish intangible assets for the excess of the purchase price over the tangible net assets of the businesses acquired by Perigee, which are being amortized over 15 years from the date of each acquisition.
  The restated net income for March 31, 2000, 1999, and 1998 presented below includes amortization expense of $1.2 million, $1.1 million, and $0.8 million, respectively.

    Net revenue and net income of the Company and Perigee for the years ended March 31, 2000, 1999, and 1998 were as follows:

                                                      Years Ended March 31 (unaudited)
                                                     2000         1999          1998
                                                 ---------------------------------------
  Net Revenues
      Legg Mason, Inc. as previously reported    $1,236,482     $951,096      $815,354
      Perigee                                        28,721       24,600        20,176
                                                 ----------     --------      --------
      Combined                                   $1,265,203     $975,696      $835,530
                                                 ----------     --------      --------
  Net Earnings
      Legg Mason, Inc. as previously reported    $  142,525     $ 89,334      $ 76,121
      Perigee                                         7,888        3,940          (814)
                                                 ----------     --------      --------
      Combined                                   $  150,413     $ 93,274      $ 75,307
                                                 ----------     --------      --------
  Earning per Common Share (Basic)
      Legg Mason, Inc. as previously reported    $     2.51     $   1.64      $   1.40
      Combined                                   $     2.43     $   1.57      $   1.26

  Earnings per Common Share (Diluted)
      Legg Mason, Inc. as previously reported    $     2.33     $   1.55      $   1.31
      Combined                                   $     2.27     $   1.48      $   1.19

3. Receivable from and Payable to Customers
Receivable from and payable to customers represent balances arising from cash and margin transactions. Securities owned by customers are held as collateral for the receivable balances. Included in payable to customers are free credit balances of approximately $2,438,020 and $2,069,350 as of March 31, 2000, and 1999, respectively. The Company pays interest on certain customer free credit balances held for investment purposes.

4. Financial Instruments, at Fair Value
Securities positions consist of the following at March 31:

                                            Financial instruments
                                                   owned

                                            2000          1999
--------------------------------------------------------------------
U.S. government and agencies             $  9,136      $ 70,991
Corporate debt                             22,839        18,764
State and municipal bonds                  55,529        38,906
Equities and other                         15,403        15,337
--------------------------------------------------------------------

                                         $102,907      $143,998
--------------------------------------------------------------------

                                        Financial instruments sold,
                                          but not yet purchased

                                             2000          1999
--------------------------------------------------------------------
U.S. government and agencies             $ 17,894      $  8,688
Corporate debt                              8,017         1,031
State and municipal bonds                     145           567
Equities and other                          1,657         1,536
--------------------------------------------------------------------

                                         $ 27,713      $ 11,822
--------------------------------------------------------------------

5. Investments

The Company has two categories of investments: Investment securities and Investments of finance subsidiaries. These investments are classified as available-for-sale and held-to-maturity as described in Note 1.

  Investment securities consist of highly liquid debt and equity securities. Investments of finance subsidiaries consist of bonds issued by various financial institutions.

 Investments as of March 31, 2000 and 1999 are as follows:

-----------------------------------------------------------
                                            2000     1999
-----------------------------------------------------------
Investment securities:
 Available-for-sale                     $ 12,982  $ 5,972
 Non-qualifying (1)                        4,783   11,258
-----------------------------------------------------------
                                        $ 17,765  $17,230
-----------------------------------------------------------

Investments of finance subsidiaries:        2000     1999
-----------------------------------------------------------
 Available-for-sale                     $102,585       --
 Held-to-maturity                        139,054       --
-----------------------------------------------------------
                                        $241,639       --
-----------------------------------------------------------

(1) Non-qualifying for SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," purposes.

Information regarding the Company's investments, categorized by maturity date, is as follows:

--------------------------------------------------------------------------------------------------------------------------
                                          March 31, 2000                                  March 31, 1999
--------------------------------------------------------------------------------------------------------------------------
                                Cost/       Gross        Gross                   Cost/      Gross        Gross
                              amortized   unrealized  unrealized      Fair     amortized  unrealized  unrealized    Fair
                                cost        gains       losses       value       cost       gains       losses      value
--------------------------------------------------------------------------------------------------------------------------
Available-for-sale:
Corporate debt:
 Within one year                $    232      $   --       $  --     $    232     $   --        $ --       $  --   $    --
U.S. governments:
 Within one year                     490          --          (1)         489      1,351           4          --     1,355
One to five years                    940          --         (10)         930        252          --          --       252
 Five to ten years                   323           2          --          325         --          --          --        --
 Over ten years                    4,123          --          (8)       4,115         --          --          --        --

Other debt:
One to five years                    880          --          --          880         --          --          --        --
Five to ten years                102,649         127        (191)     102,585         --          --          --        --
Equities                           5,172       1,025        (186)       6,011      4,425         937        (997)    4,365
--------------------------------------------------------------------------------------------------------------------------
                                $114,809      $1,154       $(396)    $115,567     $6,028        $941       $(997)  $ 5,972
--------------------------------------------------------------------------------------------------------------------------
Held-to-maturity:
Other debt:
 One to five years              $139,054      $   --       $(285)    $138,769     $   --        $ --       $  --   $    --
--------------------------------------------------------------------------------------------------------------------------

  The proceeds and gross realized gains and losses from the sales and maturities of available-for-sale investments are as follows:

                                 Years ended March 31,
                               2000      1999       1998
---------------------------------------------------------
Proceeds                    $54,104   $51,395  $ 187,256
Gross realized gains            423        --        260
Gross realized losses          (493)       --        (25)
---------------------------------------------------------

6. Short-Term Borrowings

The Company obtains short-term financing primarily on a secured basis. The secured financing is obtained through the use of securities lending agreements and secured bank loans, which are primarily collateralized by U.S. government and agency securities and corporate debt and equity securities. The Company had outstanding loan balances of $23,290 and $49,262 at March 31, 2000 and 1999, respectively. The Company's weighted average interest rates were 6.32% and 6.25%, respectively.

  During the quarter ended June 30, 2000, the Company arranged a new three-year, committed, unsecured $100 million credit facility, which replaced a similar $50 million facility which expired in June. The facility has restrictive covenants that require the Company, among other things, to maintain specified levels of net worth and debt-to-equity ratios. The Company intends to use the facility for general corporate purposes including the expansion and diversification of its business. There were no borrowings outstanding under the current facility at June 30, 2000, or under the prior facility at March 31, 2000. The Company has maintained compliance with the applicable covenants for both the current and prior facility at all times.

7. Long-Term Debt

The Company has outstanding $100,000 of senior notes due February 15, 2006 which bear interest at 6.5%. The notes were issued at a discount to yield 6.57%. At March 31, 2000, the Company had $50,000 available for the issuance of additional debt or convertible debt securities pursuant to a shelf registration.

  As described in Note 2, the Company's finance subsidiaries issued a series of secured, fixed-rate notes with a minimum maturity of five years. These obligations become due beginning August 2000 through March 2003 at interest rates ranging from 6.3% to 7.0%. Notes outstanding at March 31, 2000, based on their contractual terms, mature as follows:

----------------------------------
2001                     $114,739
2002                       29,731
2003                      112,657
----------------------------------
                         $257,127
----------------------------------

8. Commitments and Contingencies

The Company leases office facilities and equipment under non-cancelable operating leases and also has multi-year agreements for data processing and other services. These leases and service agreements expire on varying dates through 2013. Certain leases provide for renewal options and contain escalation clauses providing for increased rentals. As of March 31, 2000, the minimum annual aggregate rentals and service commitments are as follows:

----------------------------------
2001                     $ 51,128
2002                       44,907
2003                       35,932
2004                       27,574
2005                       23,222
Thereafter                 68,078
----------------------------------
                         $250,841
----------------------------------

Total rental expense under all operating leases and service contracts was $51,935, $43,370, and $38,469 for 2000, 1999, and 1998, respectively.

  The Company enters into when-issued and underwriting commitments. Had the open transactions relating to these commitments as of March 31, 2000 been closed, the effect on the consolidated financial statements of the Company would not have been material.

  The Company has been named as a defendant in various legal actions arising primarily from securities and investment banking activities, including certain class actions which primarily allege violations of securities laws and seek unspecified damages which could be substantial, and has been involved in certain governmental and self regulatory agency investigations and proceedings. While the ultimate resolution of these matters cannot be currently determined, in the opinion of management, after consultation with legal counsel, the matters will be resolved with no material adverse effect on the consolidated financial condition of the Company. However, if during any period a potential adverse contingency should become probable, the results of operations in that period could be materially affected.

9. Income Taxes

  The Company and its subsidiaries file a consolidated federal income tax return. The provision for income taxes consists of:

-------------------------------------------------
                       2000      1999      1998
-------------------------------------------------
Federal            $ 81,499   $49,515   $43,162
State and local      22,526    14,022     9,096
-------------------------------------------------
                   $104,025   $63,537   $52,258
-------------------------------------------------
Current            $109,232   $69,833   $59,970
Deferred             (5,207)   (6,296)   (7,712)
-------------------------------------------------
                   $104,025   $63,537   $52,258
-------------------------------------------------

  A reconciliation of the difference between the statutory federal income tax rate and the effective income tax rate follows:

----------------------------------------------------------------
                                      2000      1999      1998
----------------------------------------------------------------
Taxes at statutory rates          $ 89,053   $54,883   $44,648
State income taxes, net of
    federal income tax benefit       9,985     6,307     5,912
Tax-exempt interest income,
    net                               (403)     (665)     (630)
Life insurance proceeds                 --    (1,050)       --
Goodwill amortization                1,851       963       508
Foreign operations                   1,417     1,265     1,014
Higher tax rates applicable
     to non-US earnings              1,530       804       (81)
Other, net                             592     1,030       887
----------------------------------------------------------------
                                  $104,025   $63,537   $52,258
----------------------------------------------------------------

  Components of the Company's deferred tax assets and liabilities, included in other assets and liabilities, are as follows:

---------------------------------------------------
                                   2000      1999
---------------------------------------------------
Deferred tax assets:
 Accrued compensation
   and benefits                 $32,221   $32,905
 Accrued expenses                 5,537     5,751
 Operating loss carryforwards     3,697       548
 Amortization of leasehold
    improvements                  1,479     1,691
 Other                            3,452     2,052
 Valuation allowance             (3,656)     (477)
---------------------------------------------------
                                $42,730   $42,470
---------------------------------------------------
Deferred tax liabilities:
 Depreciation                   $ 2,720   $ 4,785
 Deferred expenses                1,479       600
 Deferred income                  3,941     1,225
 Other                            1,379       195
---------------------------------------------------
                                $ 9,519   $ 6,805
---------------------------------------------------

  At March 31, 2000 and 1999, the deferred tax valuation allowance was primarily for benefits related to net operating losses. These net operating losses have two components, domestic (state) and foreign. The state net operating losses expire between 2004 and 2019. The foreign net operating losses will continue until utilized and otherwise have no expiration date.

10. Employee Benefits

  The Company, through its subsidiaries, maintains various defined contribution plans covering substantially all employees. In addition to discretionary contributions, the Company matches 50% of employee 401(k) contributions up to 6% of employee compensation with a maximum of two thousand five hundred dollars per year. Contributions charged to operations amounted to $29,478, $18,693 and $17,155 in 2000, 1999 and 1998, respectively. In addition, employees can make voluntary contributions under certain plans.

11. Capital Stock

At March 31, 2000, the authorized numbers of common, preferred and exchangeable shares were 100 million, 4 million, and an unlimited number, respectively. In addition, at March 31, 2000 and 1999, there were approximately 15.1 million and
11.5 million shares of common stock, respectively, reserved for issuance under the Company's stock option plans and 5.2 million common shares reserved for exchangeable shares in connection with the Perigee transaction (See Note 2B). Dividends declared but not paid at March 31, 2000, 1999 and 1998 were $4,676, $3,660 and $3,025, respectively.

  The Company effected a 2-for-1 stock split and a 4-for-3 stock split in fiscal 1999 and 1998, respectively. All references in consolidated financial statements to the number of common shares and per share amounts have been adjusted retroactively to reflect the stock splits, except for the number of issued common shares presented in the consolidated financial statements.

12. Stock Plans

At March 31, 2000, 13.0 million shares were authorized to be issued under the Company's employee stock plans. Options under the Company's employee stock plans have been granted at prices not less than 100% of the fair value. Options are generally exercisable in 20% or 25% increments over 4 to 5 years and expire within 5 to 10 years from the date of grant.

  Stock option transactions under the plans during the three years ended March 31, 2000 are summarized below:

-------------------------------------------------------
                         Number of   Weighted-average
                          shares      exercise price
-------------------------------------------------------
Options outstanding
   at March 31, 1997     5,486,616             $ 7.95
Granted                  1,368,042              20.54
Exercised                 (976,826)              6.65
Canceled                  (116,472)             11.22
-------------------------------------------------------

Options outstanding
   at March 31, 1998     5,761,360             $11.09
Granted                  2,734,332              29.95
Exercised                 (982,668)              7.14
Canceled                  (139,889)             17.55
-------------------------------------------------------

Options outstanding
   at March 31, 1999     7,373,135             $18.49
Granted                  1,613,600              35.84
Exercised               (1,349,288)             10.75
Canceled                  (193,002)             27.02
-------------------------------------------------------

Options outstanding
   at March 31, 2000     7,444,445             $23.43

  The following information summarizes the Company's stock options outstanding at March 31, 2000:

-----------------------------------------------------------
                                Weighted-    Weighted-
                     Option      average      average
Exercise             shares     exercise  remaining life
price range        outstanding   price      (in years)
-----------------------------------------------------------
$ 1.23 - $ 9.99      1,246,326    $ 6.68       3.1
 10.00 -  19.99      1,316,645     13.02       1.8
 20.00 -  29.99      2,004,322     26.21       6.6
 30.00 -  40.53      2,877,152     33.52       6.9

At March 31, 2000, 1999 and 1998, options were exercisable on 2,790,652, 2,679,080 and 2,464,746 shares, respectively, and the weighted-average exercise prices were $14.54, $10.38 and $6.89, respectively.

The following information summarizes the Company's stock options exercisable at March 31, 2000:

-----------------------------------------
                               Weighted-
                     Option     average
Exercise             shares    exercise
price range       exercisable    price
-----------------------------------------
  $1.23-$ 9.99      1,198,524  $   6.62
  10.00- 19.99        688,200     11.47
  20.00- 29.99        691,393     26.36
  30.00- 40.53        212,535     30.74
-----------------------------------------

  During fiscal 1999, the Company granted 80,000 restricted shares of common stock at a fair value of $28.16 per share. The restricted shares, granted under the Company's employee stock plans, vest in 25% increments over four years. Compensation expense is being recognized over the four-year vesting period. The restricted stock award was a non-cash transaction. Additionally, during fiscal 1999, the Company entered into a stock purchase and related loan transaction in which an officer purchased 120,000 shares of common stock valued at $3,379. In fiscal 2000, the Company recognized $674 in compensation expense for grants made under the Company's stock plans. Pro forma results based on the fair value method prescribed in Statement No. 123 are as follows:

--------------------------------------------------
                          2000     1999     1998
--------------------------------------------------
Net earnings
 As reported          $150,413  $93,274  $75,307
 Pro forma             143,903   89,908   72,382
Earnings per share
 As reported:
  Basic               $   2.43  $  1.57  $  1.26
  Diluted                 2.27     1.48     1.19
 Pro forma:
  Basic               $   2.33  $  1.49  $  1.21
  Diluted                 2.17     1.42     1.15
--------------------------------------------------

  The weighted-average fair value of stock options granted in fiscal 2000, 1999 and 1998 using an option-pricing model, was $13.00, $9.27 and $5.50 per option share, respectively. The following weighted-average assumptions were used in the model for grants in fiscal 2000, 1999 and 1998, respectively: expected dividend yield of 1.10%, 1.34% and 1.55%; risk-free interest rate of 6.02%, 5.40% and 6.06%; expected volatility of 27.68%, 23.46% and 21.99%; and expected lives of
6.03 years, 6.37 years and 4.90 years.

  Pro forma compensation expense associated with option grants is recognized over the vesting period. The initial impact of applying SFAS No. 123 is not representative of the potential impact on pro forma net earnings for future years, which will include compensation expense related to vesting of fiscal 1996 and subsequent grants.

  The Company has also adopted the "Legg Mason, Inc. Stock Option Plan For Non-Employee Directors." Options granted under the plan are immediately exercisable at a price equal to the fair value of the shares on the date of grant. Options issuable under the plan, limited to 1.1 million shares in aggregate, have a term of not more than ten years from the date of grant. At March 31, 2000, options on 435,920 shares were granted, of which 352,610 are currently outstanding.

  The Company has an Employee Stock Purchase Plan covering substantially all employees. Shares of common stock are purchased in the open market on behalf of participating employees, subject to a 4,333,334 total share limit under the plan. Purchases are made through payroll deductions with the Company matching 5% of the employees' contributions. Charges to earnings were not significant with respect to this plan.

13. Deferred Compensation Employee Stock Trust
In July 1998, the Emerging Issues Task Force ("EITF") reached a consensus on EITF Issue 97-14, "Accounting for Deferred Compensation Arrangements Where Amounts Earned Are Held in a Rabbi Trust and Invested." Under EITF 97-14, assets of the Trust must be consolidated with those of the employer, and the value of the employer's stock held in the rabbi trust must be classified in stockholders' equity and generally accounted for in a manner similar to treasury stock. In certain situations, the corresponding deferred compensation liability must be recorded at the fair value of the shares held in the rabbi trust and the changes in the fair value of the deferred compensation liability after September 30, 1998 must be recognized in earnings. The Company adopted EITF 97-14 to account for its Deferred Compensation Employee Stock Trust Plan ("Plan") effective September 30, 1998.

  During fiscal 2000, the Company recorded a non-cash credit of $1,063. This credit represents the change in the fair value of the stock held in trust from April 1, 1999 to June 2, 1999.

  During fiscal 1999, the Company recorded a non-cash charge to earnings of $10,352. This charge represents the change in the fair value of the stock held in trust from September 30, 1998 through March 31, 1999.

  On June 2, 1999, the Company amended the Plan to limit distributions of Plan assets to shares of the Company's common stock. In accordance with the provisions of EITF 97-14, changes in the value of the stock held by the Plan subsequent to June 2, 1999 no longer affect the Company's earnings. In addition, as a result of the Plan amendment, the obligation previously recorded as a deferred compensation liability has been reclassified to stockholders' equity. Accordingly, the Trust shares (2,345,667 at March 31, 2000) and the corresponding liability are presented as components of stockholders' equity at March 31, 2000.

14. Off-Balance Sheet Risk and Concentration of Credit
In the normal course of business, the Company executes, settles and finances customer and proprietary securities transactions. These activities expose the Company to off-balance sheet risk in the event that customers or other parties fail to satisfy their obligations.

  Securities transactions generally settle three business days after trade date. Should a customer or broker fail to deliver cash or securities as agreed, the Company may be required to purchase or sell securities at unfavorable market prices.

  The Company extends credit to customers, collateralized by cash and securities, subject to regulatory and internal requirements. Customer margin transactions include purchases of securities, sales of securities not yet purchased and option contracts. The Company continually monitors margin requirements and requests customers to deposit additional collateral or reduce positions when necessary. Such transactions expose the Company to risk in the event that margin requirements are insufficient to fully cover customer losses.

  The Company invests in short-term securities purchased under agreements to resell collateralized by U.S. government and agency securities. The Company generally takes possession of securities purchased under these agreements. Such transactions expose the Company to risk in the event the counterparty does not repurchase the securities and the value of the collateral held is less than the underlying receivable. The Company monitors the value of the collateral daily and requests additional collateral when necessary. The Company borrows and lends securities to finance transactions and facilitate the settlement process, utilizing both firm proprietary positions and customer margin securities held as collateral. In addition, the Company engages in conduit securities borrowing and lending activities to facilitate settlement for other institutions. In both firm and conduit transactions, the Company deposits or receives cash generally equal to 102% of the fair value of the securities exchanged and monitors the adequacy of collateral levels on a daily basis. The Company sells securities it does not currently own, and is obligated to subsequently purchase such securities at prevailing market prices. The Company is exposed to risk of loss if securities prices increase prior to closing the transactions.

  The Company periodically borrows from banks on a collateralized basis, utilizing firm and customer margin securities in compliance with Securities and Exchange Commission rules. Should the counterparty fail to return customer securities pledged, the Company is subject to the risk of acquiring the securities at prevailing market prices in order to satisfy its customer obligations.

15. Regulatory Requirements
The Company's broker-dealer subsidiaries are subject to the Securities and Exchange Commission's Uniform Net Capital Rule. The rule provides that equity capital may not be withdrawn or cash dividends paid if resulting net capital would fall below specified levels. As of March 31, 2000, the broker-dealer subsidiaries had aggregate net capital, as defined, of $262,674, which exceeded required net capital by $232,969.

  The Company's principal broker-dealer subsidiary must maintain a separate account for the exclusive benefit of customers in accordance with Securities and Exchange Commission Rule 15c3-3, as determined by periodic computations. The rule allows the broker-dealer to maintain the required amounts in cash or qualified securities.

16. Business Segment Information
The Company provides financial services through four business segments: Asset Management, Private Client, Capital Markets and Other. Segment results include all direct revenues and expenses of the operating units in each segment and allocations of indirect expenses based on specific methodologies.

  Asset Management provides investment advisory services to Company-sponsored mutual funds and asset management for institutional and individual clients.

  Private Client distributes a wide range of financial products through its branch distribution network, including equity and fixed-income securities, proprietary and non-affiliated mutual funds and annuities. Net interest profit from customers' margin loan and credit balances is included in this segment.

  Capital Markets consists of the Company's equity and fixed-income institutional sales and trading, syndicate, corporate and public finance activities. Sales credits associated with underwritten offerings are reported in Private Client when sold through retail distribution channels and in Capital Markets when sold through institutional distribution channels. This segment also includes realized and unrealized gains and losses on merchant banking activities and warrants acquired in connection with investment banking activities.

  Other businesses are principally the Company's real estate business and unallocated corporate revenues and expenses. In fiscal 2000, pre-tax earnings include a non-cash deferred compensation credit of $1,063. In fiscal 1999, pre-tax earnings include a non-cash deferred compensation charge of $10,352. See
Note 13.

Business segment financial results are as follows:

--------------------------------------------------------------------------
                                               2000      1999       1998
--------------------------------------------------------------------------
Net revenues:
 Asset Management                        $  377,921  $289,369   $233,321
 Private Client                             689,524   520,308    444,486
 Capital Markets                            160,598   130,330    126,365
 Other                                       37,160    35,689     31,358
--------------------------------------------------------------------------
                                         $1,265,203  $975,696   $835,530
--------------------------------------------------------------------------

Earnings before income tax provision:
 Asset Management                        $  129,665  $ 87,322   $ 52,580
 Private Client                             110,769    67,198     53,611
 Capital Markets                              8,897    12,040     20,345
 Other                                        5,107    (9,749)     1,029
--------------------------------------------------------------------------
                                         $  254,438  $156,811   $127,565
--------------------------------------------------------------------------

  The Company's revenues and earnings presented above are substantially derived from domestic operations. Results of international operations are not significant. The Company does not report asset information by business segment.

QUARTERLY FINANCIAL DATA

(Dollars in thousands except share amounts)

(Unaudited)

                                                                   Quarter ended
------------------------------------------------------------------------------------------------------
2000                                                  Mar. 31    Dec. 31     Sept. 30    June 30
------------------------------------------------------------------------------------------------------
Revenues                                          $   419,445  $ 349,896  $   308,825    $321,419
Interest expense                                       41,236     36,577       28,888      27,681
------------------------------------------------------------------------------------------------------

 Net revenues                                         378,209    313,319      279,937     293,738
------------------------------------------------------------------------------------------------------

Non-interest expenses                                 293,331    253,777      228,900     234,757
------------------------------------------------------------------------------------------------------
Earnings before income tax provision                   84,878     59,542       51,037      58,981
 Income tax provision                                  34,774     24,208       20,732      24,311
------------------------------------------------------------------------------------------------------
Net earnings                                      $    50,104  $  35,334  $    30,305    $ 34,670
------------------------------------------------------------------------------------------------------
Earnings per share:
 Basic                                            $       .80  $     .57  $       .49    $    .57
 Diluted                                                  .75        .54          .46         .52
Cash dividend per share **                                .08        .08          .08        .065
Stock price range:
 High                                                      51  1/4    41 3/4       40 15/16    42 7/8
 Low                                                       30 11/16   30 5/8       32 9/16     31 1/16
------------------------------------------------------------------------------------------------------

                                                                   Quarter ended*
-------------------------------------------------------------------------------------------------------
1999                                                 Mar. 31    Dec. 31    Sept. 30     June 30
-------------------------------------------------------------------------------------------------------
Revenues                                             $296,194   $266,831     $253,511    $254,134
Interest expense                                       23,996     23,339       23,393      24,246
-------------------------------------------------------------------------------------------------------

 Net revenues                                         272,198    243,492      230,118     229,888
-------------------------------------------------------------------------------------------------------

Non-interest expenses                                 228,563    209,340      191,856     189,126
-------------------------------------------------------------------------------------------------------
Earnings before income tax provision                   43,635     34,152       38,262      40,762
 Income tax provision                                  16,953     14,195       15,801      16,588
-------------------------------------------------------------------------------------------------------
Net earnings                                         $ 26,682   $ 19,957     $ 22,461    $ 24,174
=======================================================================================================

Earnings per share:
 Basic                                               $    .44   $    .33     $    .37    $    .40
 Diluted                                                  .42        .32          .35         .38
Cash dividend per share **                               .065       .065         .065        .055
Stock price range:
 High                                                      35 7/8     31 9/16      31 11/32    32 9/32
 Low                                                       26 7/16    17 5/16      20 5/32     26 13/16
-------------------------------------------------------------------------------------------------------

*Adjusted to reflect all stock splits.

** Excluding $.60 and $.19 per share declared by Perigee in 2000 and 1999, respectively.

REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors
and Stockholders of Legg Mason, Inc.

In our opinion, the accompanying consolidated statements of financial condition of Legg Mason, Inc. and Subsidiaries (the "Company") and the related consolidated statements of earnings, changes in stockholders' equity and cash flows present fairly, in all material respects, the consolidated financial position of Legg Mason, Inc. and Subsidiaries at March 31, 2000 and 1999, and the consolidated results of their operations and their cash flows for each of the three years in the period ended March 31, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements give retroactive effect to the merger of Perigee, Inc. on May 26, 2000 in a transaction accounted for as a pooling of interests, as described in Note 2B to the consolidated financial statements. We conducted our audits of these financial statements in accordance with auditing standards generally accepted in the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



Baltimore, Maryland
May 4, 2000, except for
Note 2B, as to which the date is September 22, 2000